EXHIBIT 3.04

Amendment to Bylaws of Anna’s Linens, Inc.

BE IT HEREBY RESOLVED, that Article III, Section 2 of this Corporation’s Bylaws is hereby amended in its entirety to read as follows:

“Section 2. NUMBER AND QUALIFICATIONS OF DIRECTORS. The authorized number of directors of the corporation shall be not less than five (5) and not more than nine (9). The exact number of directors within these limits shall initially be eight (8), and shall thereafter be as fixed from time to time by resolution of a majority of the board of directors, subject to and limited by all of the terms and conditions of that certain Shareholders’ Agreement dated September 6, 2002 by and among the corporation, as successor by merger to Anna’s Linen Company, a California corporation, Alan Gladstone, Rosewood Capital III, L.P., Rosewood Capital IV, L.P. and Rosewood Capital IV Associates, L.P. (the “Shareholders’ Agreement”).”

BE IT FURTHER RESOLVED, that the first paragraph of Article III, Section 4 of this Corporation’s Bylaws is hereby amended in its entirety to read as follows:

“Section 2. VACANCIES. Subject to and limited by all of the terms and conditions of the articles of incorporation and the Shareholders’ Agreement, vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.”

BE IT FURTHER RESOLVED, that the first sentence of Article IV, Section 1 of this Corporation’s Bylaws is hereby amended in its entirety to read as follows:

“Section 1. COMMITTEES OF DIRECTORS. Subject to and limited by all of the terms and conditions of the articles of incorporation and the Shareholders’ Agreement, the board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board.”

BE IT FURTHER RESOLVED, that the following is hereby added as a new Article IX, Section 3 of this Corporation’s Bylaws:

“Section 3. AMENDMENT UPON INITIAL PUBLIC OFFERING. Upon the consummation of an initial public offering registered under the Securities Act of 1933, as amended, these bylaws shall automatically, without the need for any action on the part of either the board of directors of this corporation or the stockholders of the corporation, be amended so as to eliminate any and all references to the Shareholders’ Agreement.”